Exhibit 99.1

Berkshire Hills Reports Core EPS Growth;
Announces Corporate Restructuring;
Dividend Declared

Pittsfield, MA — July 24, 2013 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) reported second quarter core earnings per share totaling $0.48 in 2013, which was an increase over 2012 second quarter core EPS of $0.47. Second quarter GAAP earnings per share were $0.48 in 2013 compared to $0.37 in 2012. GAAP earnings included the impact of non- core merger and systems conversion expenses in both years, together with gains on equity securities in 2013. Core EPS for the first half of the year totaled $1.01 in 2013 compared to $0.92 in 2012. Net of non-core items, GAAP earnings per share were $0.90 and $0.65 in the two periods, respectively.

SECOND QUARTER FINANCIAL HIGHLIGHTS

•        17% annualized increase in commercial business loans during quarter

•        20% increase in net revenue, compared to second quarter of 2012

•        3.63% net interest margin, compared to 3.73% in the prior quarter

•        0.56% non-performing assets/total assets

•        0.27% annualized net loan charge-offs/average loans

CEO Michael Daly stated, “Organic and acquisition growth strategies contributed to higher revenues and earnings in 2013 and we produced year-over-year EPS growth for the second quarter and the first half of the year. Notably, our second quarter return on assets was 0.93%, compared to 0.80% in the prior quarter and to 0.73% a year ago.”

“We had anticipated better results for the quarter. We made a decision late last year not to book assets or keep assets that could be uneconomic in the future, and we relied on expected fee income from mortgage operations to supplement revenue. An abrupt and unexpected change in the yield curve in the second half of the quarter removed that supplement. Going forward, we will look to expense reduction and resumption of earning asset growth to contribute to our earnings objectives while we maintain our disciplined standards.”

Mr. Daly continued, “I am pleased to report that our Chief Risk Officer Richard Marotta has been promoted to the additional position of Chief Administrative Officer. Richard joined us in 2010 and has provided strong leadership in risk management as evidenced by our strong asset quality. In addition to directing our project management team over the

www.berkshirebank.com

last year, Richard will now also be implementing a centralized operations group. This will allow us to achieve the best data driven process improvements and efficiencies and consolidate the benefits of our recent growth.

“We are also implementing a restructuring initiative in order to reduce our core operating costs, starting with a reorganization and including a comprehensive review of our branch network. This restructuring will enable us to execute with greater speed, efficiency and capabilities in a changing environment, and encourage more collaboration across business units. I believe that the process engineering costs that we have already incurred up to this point will facilitate the achievement of our objectives. We also continue to strive for overall service improvements based on our systems upgrades and operations integrations.”

“I’d like to thank Patrick Sullivan, who joined us at the time of our Legacy acquisition as EVP Commercial Banking and who has contributed to our growth since then. Pat has resigned to pursue other business opportunities. Over the past several years Berkshire has attracted very seasoned and capable senior leadership in commercial banking and we are poised to move forward with the support of this team.”

CEO Daly concluded, “This morning we announced an agreement for the acquisition of 20 branch offices to deepen our New York footprint. We are excited about our growing New York franchise, and we expect to put these new deposits to work expeditiously to generate additional shareholder return when we complete the transaction early in 2014. We have invested in technology systems and other infrastructure to position ourselves for future growth, and this acquisition allows us to positively leverage those investments.”

DIVIDEND DECLARED

The Board of Directors voted to declare a cash dividend of $0.18 per share to shareholders of record at the close of business on August 8, 2013, payable on August 22, 2013. This dividend equates to a 2.7% annualized yield based on the $26.39 average closing price of Berkshire’s common stock during the second quarter of 2013.

FINANCIAL CONDITION

Berkshire continued to adjust its balance sheet during the second quarter based on its risk disciplines, post-acquisition adjustments, and rising interest rates. Total assets decreased slightly due to restructuring of acquired loan portfolios. Total deposits decreased by 7% due primarily to targeted reductions of marginal commercial balances and non-core acquired balances. These balances were replaced by lower-cost short-term borrowings. Measures of asset quality, liquidity, and capital remained within targets. The Company continued to maintain an asset sensitive interest rate risk profile. Book value per share grew at a 2% annualized rate.

Total commercial loans benefited from 17% annualized growth in commercial business loans during the second quarter, following 12% annualized growth in the prior quarter.

Berkshire is building business loan volume in its markets and targeting relationships with middle market customers who require a full range of products and services provided by a responsive local banking partner. Collections from acquired impaired and other targeted commercial credit balances were $33 million in the second quarter and $52 million for the first half of the year. Total commercial loans increased at a 4% annualized rate in the first half of the year before these collections and decreased at a 2% annualized rate including the impact of these targeted reductions. Commercial real estate balances also declined as certain credits were refinanced into structures that did not satisfy the Company’s risk and return objectives. Berkshire continued to increase its commercial business loan originations and pipeline during the most recent quarter and is targeting to resume overall commercial loan growth in the second half of the year including the contribution of its recently expanded commercial banking teams in Eastern Massachusetts, Central New York, and Connecticut.

Asset quality metrics remained favorable in the most recent quarter. Quarter-end nonperforming assets were 0.56% of total assets, compared to 0.52% at the start of the year. Quarterly annualized net loan charge-offs measured 0.27% of average loans, and have remained below 0.30% in each of the last five quarters. Accruing delinquent loans were 1.10% of total loans at midyear, compared to 1.11% at the start of the year. The loan loss allowance increased slightly to 0.86% of total loans from 0.83% during the first half of the year. For loans from business activities (excluding acquired loans), net charge-offs were 0.25% of average loans and the related allowance measured 1.19% of these loans.

Total deposits decreased by $285 million (7%) in the most recent quarter. This included a $208 million reduction in money market balances which were primarily rate sensitive commercial balances. These amounts were replaced with borrowings to reduce funding costs and utilization of Berkshire’s supplemental deposit insurance program. The balance of the deposit reduction was primarily related to the restructuring of brokered and other non-core deposit sources following the integration of Beacon Federal operations in March 2013. Reflecting these activities, the cost of funds decreased to 0.77% in the most recent quarter, compared to 0.8 1% in the prior quarter. The loan/deposit ratio stood at 101% at midyear. The acquisition of branches in New York will provide an additional $640 million in low cost core deposits as we enter 2014.

Stockholders’ equity was flat in the second quarter, following an increase in the first quarter resulting from retained earnings. As a result of the interest rate spike in the second quarter, the net after-tax reduction in the fair value of securities and derivatives offset the benefit of second quarter retained earnings. Tangible book value per share measured $15.96 at midyear, compared to $15.63 at the start of the year. Total book value per share measured $26.82 and $26.53 at these dates, respectively. The ratio of tangible equity/assets improved to 8.1% from 7.8% during the first half of the year, and total equity/assets improved to 12.9% from 12.6%.

RESULTS OF OPERATIONS

Berkshire posted growth in net revenue, earnings, and earnings per share in the second quarter and first half of 2013 compared to 2012. Berkshire is achieving these results while bearing the costs of maintaining its asset sensitive interest rate risk profile, absorbing charges related to its branch and team expansion, and investing in technology and other infrastructure. Results in 2013 included the operations of The Connecticut Bank and Trust Company and mortgage operations in Eastern Massachusetts (acquired in the second quarter of 2012) and the operations of Beacon Federal Bancorp (acquired in the fourth quarter of 2012). GAAP earnings include the impact of net non-core charges related to mergers and the systems conversion, along with the impact of securities gains. The reconciliation of net income and core income, together with related financial measures, is shown on table F-9 of the financial tables. Berkshire’s second quarter core results decreased from the prior quarter due primarily to the revenue and expense impacts of the interest rate spike that occurred during the second quarter.

Berkshire’s second quarter revenue increased by $9.4 million (20%) from year-to-year due to its organic and acquisition growth strategies. Net revenue was unchanged compared to the linked quarter. Second quarter net interest income increased by $6.1 million from year-to-year and decreased by $0.8 million compared to the linked quarter. This decrease was primarily due to a decrease in loan purchase accounting accretion to $3.4 million from $3.8 million in these periods, respectively. Of note, this accretion included the benefit of recoveries related to acquired impaired loans which totaled $2.4 million in the most recent quarter and $2.3 million in the prior quarter. The net interest margin was 3.63% in the most recent quarter, compared to 3.73% in the linked quarter and to 3.70% in the second quarter of 2012.

Non-interest income increased by $3.3 million compared to the prior year and by $0.8 million compared to the linked quarter. Results in the most recent quarter included $1.0 million in non-core securities gains resulting from the sale of certain bank common stock investments in order to realize gains from the strong market appreciation in recent months. Total fee income decreased by $0.4 million from the prior quarter. Mortgage banking revenue was $2.1 million in the most recent quarter, compared to $2.2 million in the prior quarter and $5.9 million in the fourth quarter of 2012. The anticipated seasonal increase in the most recent quarter did not materialize due to lower volume and margins resulting from the interest rate spike.

The second quarter provision for loan losses increased to $2.7 million in 2013 from $2.4 million in the linked quarter and from $2.3 million in the second quarter of 2012. Net loan charge-offs totaled $2.7 million, $2.3 million, and $2.0 million for these periods, respectively. There were no significant changes in the Company’s charge-off metrics, which remain low compared to long term industry standards. Following the loan loss provision, the loan loss allowance remained unchanged at $33.2 million during the most recent quarter and for the first half of the year.

Second quarter non-interest expense increased from year-to-year due to Berkshire’s acquisition and organic growth initiatives. Compared to the linked quarter, non-interest expense decreased by $1.5 million. Excluding non-core merger charges following the

Beacon integration, core non-interest expense increased by $2.7 million. Core expenses increased over the prior run rate including seasonal factors, lending team expansion, and various systems and process re-engineering projects. These projects are expected to immediately contribute to improved efficiencies and expense management.

Asset resolution costs rose as resolution opportunities were pursued while market conditions remained favorable. Full time equivalent staff totaled 1,014 at midyear, compared to 1,012 at the start of the year. The effective income tax rate was 25% in the most recent quarter, compared to 30% in the prior quarter and to 27% in the second quarter of 2012. Tax expense in the most recent quarter included a $0.9 million benefit from a reduction in the capital gains valuation allowance as a result of improved equity securities values; the tax rate was 31% before this adjustment.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Thursday, July 25, 2013 to discuss the results for the quarter and provide guidance about expected future results. Participants should dial-in to the call a few minutes before it begins. Information about the conference call follows:

Dial-in:	888-317-6003
Elite Entry Number:	6737080
Webcast:	berkshirebank.com

A telephone replay of the call will be available through Friday, August 2, 2013 by calling 877-344-7529 and entering conference number: 10030709. The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.

A PDF version of this release is available at Berkshire’s Investor Relations web site.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $5.2 billion in assets and 74 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs, restructuring costs, and systems conversion costs. Similarly, the efficiency ratio is also adjusted for these non-core items and for tax preference items. The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community. Non-GAAP expense adjustments are primarily related to charges related to merger and acquisition activity. These charges consist primarily of severance/benefit related expenses, contract termination costs, and professional fees. There are additionally non-GAAP adjustments related to non-recurring securities gains, discontinued operations, the disposition of excess properties, and core systems conversion costs. Tax adjustments are based on an analysis of tax accruals for core income and for GAAP income, with the net difference included with non-core items and reflecting the timing impacts of tax expense estimates.

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CONTACTS

Investor Relations Contact

Allison O’Rourke; Vice President - Investor Relations; 413-236-3149

Media Contact

Ray Smith, Assistant Vice President — Marketing; 413-236-3756

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-1)

	June 30,	March 31,	December 31,
(In thousands)	2013	2013	2012
Assets
Cash and due from banks	$56,623	$53,683	$63,382
Short-term investments	23,482	20,648	34,862
Total cash and short-term investments	80,105	74,331	98,244

Trading security	15,566	16,485	16,893
Securities available for sale, at fair value	568,268	558,875	466,169
Securities held to maturity, at amortized cost	49,604	50,472	51,024
Federal Home Loan Bank stock and other restricted securities	37,667	37,870	39,785
Total securities	671,105	663,702	573,871

Loans held for sale	64,101	72,348	85,368

Residential mortgages	1,232,488	1,234,616	1,324,251
Commercial mortgages	1,352,913	1,397,142	1,413,544
Commercial business loans	643,924	618,342	600,126
Consumer loans	641,350	638,972	650,733
Total loans	3,870,675	3,889,072	3,988,654
Less: Allowance for loan losses	(33,248)	(33,263)	(33,208)
Net loans	3,837,427	3,855,809	3,955,446

Premises and equipment, net	88,644	88,181	86,461
Other real estate owned	2,713	2,513	1,929
Goodwill	256,118	255,529	255,199
Other intangible assets	16,337	17,682	19,059
Cash surrender value of bank-owned life insurance	89,592	88,893	88,198
Deferred tax asset	60,410	56,581	57,729
Other assets	57,579	69,765	75,305
Total assets	$5,224,131	$5,245,334	$5,296,809

Liabilities and stockholders’ equity
Demand deposits	$644,059	$656,706	$673,921
NOW deposits	356,695	374,721	379,880
Money market deposits	1,295,771	1,504,092	1,439,632
Savings deposits	444,586	451,959	436,387
Total non-maturity deposits	2,741,111	2,987,478	2,929,820
Time deposits	1,074,112	1,113,113	1,170,589
Total deposits	3,815,223	4,100,591	4,100,409

Senior borrowings	590,826	309,598	358,471
Subordinated notes	89,647	89,632	89,617
Total borrowings	680,473	399,230	448,088

Other liabilities	55,465	71,631	81,047
Total liabilities	4,551,161	4,571,452	4,629,544

Total stockholders’ equity	672,970	673,882	667,265
Total liabilities and stockholders’ equity	$5,224,131	$5,245,334	$5,296,809

(1) Certain reclassifications have been made to prior year balances to conform to the current year presentation.

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-2)

LOAN ANALYSIS

				Annualized growth %
(Dollars in millions)	June 30, 2013 Balance	March 31, 2013 Balance	Dec. 31, 2012 Balance	Quarter ended June 30, 2013	Year to date
Total residential mortgages	$1,233	$1,235	$1,324	(0)%	(14)%

Commercial mortgages:
Construction	128	169	168	(96)	(47)
Single and multi-family	129	143	124	(40)	8
Commercial real estate	1,096	1,085	1,122	4	(5)
Total commercial mortgages	1,353	1,397	1,414	(13)	(9)

Total commercial business loans	644	618	600	17	15

Total commercial loans	1,997	2,015	2,014	(4)	(2)

Consumer loans:
Home equity	310	317	325	(9)	(9)
Other	331	322	326	12	3
Total consumer loans	641	639	651	1	(3)
Total loans	$3,871	$3,889	$3,989	(2)%	(6)%

DEPOSIT ANALYSIS

				Annualized growth %
(Dollars in millions)	June 30, 2013 Balance	March 31, 2013 Balance	Dec. 31, 2012 Balance	Quarter ended June 30, 2013	Year to date
Demand	$644	$656	$674	(7)%	(9)%
NOW	357	375	380	(19)	(12)
Money market	1,296	1,504	1,440	(55)	(20)
Savings	444	452	436	(7)	4
Total non-maturity deposits	2,741	2,987	2,930	(33)	(13)

Total time deposits	1,074	1,113	1,170	(14)	(16)
Total deposits	$3,815	$4,100	$4,100	(28)%	(14)%

(1) Quarterly data may not sum to annualized data due to rounding.

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-3)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2013	2012	2013	2012
Interest and dividend income
Loans	$45,443	$38,787	$92,524	$73,838
Securities and other	4,254	3,869	8,054	7,490
Total interest and dividend income	49,697	42,656	100,578	81,328
Interest expense
Deposits	5,052	5,482	10,415	10,984
Borrowings and subordinated debentures	3,541	2,121	7,122	4,146
Total interest expense	8,593	7,603	17,537	15,130
Net interest income	41,104	35,053	83,041	66,198
Non-interest income
Loan related fees	4,773	3,524	9,707	4,897
Deposit related fees	4,805	3,963	9,064	7,463
Insurance commissions and fees	2,407	2,768	5,404	5,514
Wealth management fees	2,070	1,757	4,334	3,657
Total fee income	14,055	12,012	28,509	21,531
Other	546	269	890	510
Gain on sale of securities, net	1,005	7	1,005	7
Non-recurring gain	—	—	—	42
Total non-interest income	15,606	12,288	30,404	22,090
Total net revenue	56,710	47,341	113,445	88,288
Provision for loan losses	2,700	2,250	5,100	4,250
Non-interest expense
Compensation and benefits	18,151	15,638	35,892	29,227
Occupancy and equipment	5,737	4,490	11,505	8,885
Technology and communications	3,480	2,258	6,471	4,216
Marketing and promotion	603	778	1,241	1,129
Professional services	1,764	1,493	3,254	2,858
FDIC premiums and assessments	890	870	1,718	1,551
Other real estate owned and foreclosures	284	(6)	307	173
Amortization of intangible assets	1,345	1,357	2,722	2,668
Non-recurring and merger related expenses	775	4,085	5,839	8,308
Other	4,906	3,221	8,469	5,363
Total non-interest expense	37,935	34,184	77,418	64,378
Income from continuing operations before income taxes	16,075	10,907	30,927	19,660
Income tax expense	4,038	2,921	8,425	5,193
Net income from continuing operations	12,037	7,986	22,502	14,467
Loss from discontinued operations before income taxes (including gain on disposals of $63)	—	—	—	(261)
Income tax expense	—	—	—	376
Net loss from discontinued operations	—	—	—	(637)
Net income	$12,037	$7,986	$22,502	$13,830
Basic earnings per share:
Continuing operations	$0.49	$0.37	$0.91	$0.68
Discontinued operations	—	—	—	(0.03)
Total basic earnings per share	$0.49	$0.37	$0.91	$0.65
Diluted earnings per share:
Continuing operations	$0.48	$0.37	$0.90	$0.68
Discontinued operations	—	—	—	(0.03)
Total diluted earnings per share	$0.48	$0.37	$0.90	$0.65
Weighted average shares outstanding:
Basic	24,779	21,742	24,863	21,349
Diluted	24,956	21,806	25,049	21,434

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Quarters Ended
(In thousands, except per share data)	June 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Interest and dividend income
Loans	$45,443	$47,081	$47,601	$39,497	$38,787
Securities and other	4,254	3,800	3,887	3,626	3,869
Total interest and dividend income	49,697	50,881	51,488	43,123	42,656
Interest expense
Deposits	5,052	5,363	5,870	5,628	5,482
Borrowings and subordinated debentures	3,541	3,581	3,653	2,270	2,121
Total interest expense	8,593	8,944	9,523	7,898	7,603
Net interest income	41,104	41,937	41,965	35,225	35,053
Non-interest income
Loan related fees	4,773	4,934	7,012	5,646	3,524
Deposit related fees	4,805	4,259	4,355	3,775	3,963
Insurance commissions and fees	2,407	2,997	2,565	2,742	2,768
Wealth management fees	2,070	2,264	1,865	1,774	1,757
Total fee income	14,055	14,454	15,797	13,937	12,012
Other	546	344	421	375	269
Gain on sale of securities, net	1,005	—	1,435	—	7
Non-recurring gain	—	—	—	1	—
Total non-interest income	15,606	14,798	17,653	14,313	12,288
Total net revenue	56,710	56,735	59,618	49,538	47,341
Provision for loan losses	2,700	2,400	2,840	2,500	2,250
Non-interest expense
Compensation and benefits	18,151	17,741	18,862	15,992	15,638
Occupancy and equipment	5,737	5,768	5,985	4,599	4,490
Technology and communications	3,480	2,991	2,949	2,302	2,258
Marketing and promotion	603	638	483	419	778
Professional services	1,764	1,490	1,600	1,327	1,493
FDIC premiums and assessments	890	828	919	907	870
Other real estate owned and foreclosures	284	23	66	42	(6)
Amortization of intangible assets	1,345	1,377	1,357	1,314	1,357
Non-recurring and merger related expenses	775	5,064	7,497	2,214	4,085
Other	4,906	3,563	4,548	3,046	3,221
Total non-interest expense	37,935	39,483	44,266	32,162	34,184

Income from continuing operations before income taxes	16,075	14,852	12,512	14,876	10,907
Income tax expense	4,038	4,387	3,183	4,847	2,921
Net income	$12,037	$10,465	$9,329	$10,029	$7,986

Basic earnings per share:
Continuing operations	$0.49	$0.42	$0.39	$0.46	$0.37
Discontinued operations	—	—	—	—	—
Total basic earnings per share	$0.49	$0.42	$0.39	$0.46	$0.37

Diluted earnings per share:
Continuing operations	$0.48	$0.42	$0.38	$0.46	$0.37
Discontinued operations	—	—	—	—	—
Total diluted earnings per share	$0.48	$0.42	$0.38	$0.46	$0.37

Weighted average shares outstanding:
Basic	24,779	24,927	24,165	21,921	21,742
Diluted	24,956	25,136	24,396	22,031	21,806

(1) The Company acquired The Connecticut Bank and Trust Company on April 20, 2012, purchased certain assets and assumed certain limited liabilities of Greenpark Mortgage Corporation on April 30, 2012, and acquired Beacon Federal Bancorp on October 19, 2012. The income statements include operations of the acquired institutions as of those dates.

BERKSHIRE HILLS BANCORP, INC.
ASSET QUALITY ANALYSIS - (F-5)

	At or for the Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2013	2013	2012	2012	2012
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$5,945	$8,818	$7,466	$8,440	$8,525
Commercial mortgages	14,948	12,396	12,617	13,552	15,336
Commercial business loans	3,481	3,519	3,681	2,024	1,047
Consumer loans	2,405	2,325	1,748	1,823	1,209
Total non-accruing loans	26,779	27,058	25,512	25,839	26,117
Other real estate owned	2,713	2,513	1,929	1,399	827
Total non-performing assets	$29,492	$29,571	$27,441	$27,238	$26,944

Total non-accruing loans/total loans	0.69%	0.70%	0.64%	0.76%	0.78%
Total non-performing assets/total assets	0.56%	0.56%	0.52%	0.59%	0.60%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$33,263	$33,208	$33,090	$32,868	$32,657
Charged-off loans	(3,457)	(2,501)	(3,073)	(2,353)	(2,102)
Recoveries on charged-off loans	742	156	351	75	63
Net loans charged-off	(2,715)	(2,345)	(2,722)	(2,278)	(2,039)
Provision for loan losses	2,700	2,400	2,840	2,500	2,250
Balance at end of period	$33,248	$33,263	$33,208	$33,090	$32,868

Allowance for loan losses/total loans	0.86%	0.86%	0.83%	0.97%	0.98%
Allowance for loan losses/non-accruing loans	124%	123%	130%	128%	126%

NET LOAN CHARGE-OFFS
Residential mortgages	$(852)	$(260)	$(1,034)	$(243)	$(886)
Commercial mortgages	(1,283)	(952)	(893)	(1,790)	(378)
Commercial business loans	(93)	(631)	(496)	(99)	(2)
Home equity	(121)	(199)	(22)	(90)	(707)
Other consumer	(366)	(303)	(277)	(56)	(66)
Total, net	$(2,715)	$(2,345)	$(2,722)	$(2,278)	$(2,039)

Net charge-offs (QTD annualized)/average loans	0.27%	0.23%	0.28%	0.27%	0.25%
Net charge-offs (YTD annualized)/average loans	0.26%	0.23%	0.26%	0.25%	0.24%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.70%	0.61%	0.63%	0.62%	0.41%
90+ Days delinquent and still accruing	0.40%	0.47%	0.48%	0.38%	0.49%
Total accruing delinquent loans	1.10%	1.08%	1.11%	1.00%	0.90%
Non-accruing loans	0.69%	0.70%	0.64%	0.76%	0.78%
Total delinquent and non-accruing loans	1.79%	1.78%	1.75%	1.76%	1.68%

BERKSHIRE HILLS BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS - (F-6)

	At or for the Quarters Ended
	June 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
PER SHARE DATA
Core earnings, diluted	$0.48	$0.54	$0.54	$0.52	$0.47
Net earnings, diluted	0.48	0.42	0.38	0.46	0.37
Tangible book value	15.96	15.87	15.63	15.86	15.49
Total book value	26.82	26.68	26.53	26.60	26.31
Market price at period end	27.76	25.54	23.86	22.88	22.00
Dividends	0.18	0.18	0.18	0.17	0.17

PERFORMANCE RATIOS
Core return on assets	0.92%	1.03%	1.02%	1.00%	0.94%
Return on assets	0.93	0.80	0.72	0.88	0.73
Core return on equity	7.13	8.10	8.32	7.81	7.13
Return on equity	7.21	6.28	5.86	6.89	5.58
Net interest margin, fully taxable equivalent	3.63	3.73	3.67	3.50	3.70
Fee income/Net interest and fee income	25.48	25.63	27.35	28.35	25.52
Efficiency ratio	63.05	57.14	59.68	56.54	59.29

GROWTH
Total commercial loans, year-to-date (annualized)	(2)%	0%	29%	22%	30%
Total loans, year-to-date (annualized)	(6)	(10)	35	21	27
Total deposits, year-to-date (annualized)	(14)	0	30	12	16
Total net revenues, year-to-date, compared to prior year	28	39	39	34	45
Earnings per share, year-to-date, compared to prior year	40	50	62	106	110
Core earnings per share, year-to-date, compared to prior year	11	20	29	30	39

FINANCIAL DATA (In millions)
Total assets	$5,224	$5,245	$5,297	$4,634	$4,508
Total earning assets	4,629	4,646	4,683	4,140	4,014
Total loans	3,871	3,889	3,989	3,418	3,366
Allowance for loan losses	33	33	33	33	33
Total intangible assets	272	273	274	239	240
Total deposits	3,815	4,101	4,100	3,450	3,410
Total stockholders’ equity	673	674	667	591	583
Total core income	11.9	13.5	13.2	11.4	10.2
Total net income	12.0	10.5	9.3	10.0	8.0

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.27%	0.23%	0.28%	0.27%	0.25%
Allowance for loan losses/total loans	0.86	0.86	0.83	0.97	0.98

CAPITAL RATIOS
Stockholders’ equity to total assets	12.88%	12.85%	12.60%	12.75%	12.94%
Tangible stockholders’ equity to tangible assets	8.10	8.06	7.82	8.01	8.04

(1)         Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10. Tangible assets are total assets less total intangible assets.

(2)         All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

BERKSHIRE HILLS BANCORP, INC.
AVERAGE BALANCE - (F-7)

	Quarters Ended
(In thousands)	June 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012

Assets
Loans:
Residential mortgages	$1,218,192	$1,290,989	$1,340,375	$1,207,635	$1,167,007
Commercial mortgages	1,381,755	1,406,628	1,404,515	1,276,909	1,250,741
Commercial business loans	627,591	601,695	580,436	545,988	490,983
Consumer loans	634,715	644,674	598,802	368,795	375,090
Total loans	3,862,253	3,943,986	3,924,128	3,399,327	3,283,821
Securities	655,396	591,304	572,268	559,116	549,479
Short-term investments and loans held for sale	90,680	98,160	126,378	115,835	47,302
Total earning assets	4,608,329	4,633,450	4,622,774	4,074,278	3,880,602
Goodwill and other intangible assets	272,421	273,428	267,588	239,186	235,961
Other assets	317,856	333,485	312,665	258,246	235,712
Total assets	$5,198,606	$5,240,363	$5,203,027	$4,571,710	$4,352,275

Liabilities and stockholders’ equity
Deposits:
NOW	$358,255	$368,392	$355,366	$291,158	$297,431
Money market	1,358,590	1,477,497	1,404,113	1,170,840	1,136,161
Savings	449,296	441,547	422,447	376,064	370,182
Time	1,087,357	1,148,345	1,161,175	1,039,301	1,038,662
Total interest-bearing deposits	3,253,498	3,435,781	3,343,101	2,877,363	2,842,436
Borrowings and debentures	574,822	423,739	519,831	531,076	398,650
Total interest-bearing liabilities	3,828,320	3,859,520	3,862,932	3,408,439	3,241,086
Non-interest-bearing demand deposits	636,469	645,923	635,044	537,466	498,972
Other liabilities	65,568	68,509	68,475	43,047	39,665
Total liabilities	4,530,357	4,573,952	4,566,451	3,988,952	3,779,723

Total stockholders’ equity	668,249	666,411	636,576	582,758	572,552

Total liabilities and stockholders’ equity	$5,198,606	$5,240,363	$5,203,027	$4,571,710	$4,352,275

Supplementary data
Total non-maturity deposits	$2,802,610	$2,933,359	$2,816,970	$2,375,528	$2,302,746
Total deposits	3,889,967	4,081,704	3,978,145	3,414,829	3,341,408
Fully taxable equivalent income adjustment	644	629	667	623	638

(1) Average balances for securities available-for-sale are based on amortized cost. Total loans include non-accruing loans.

BERKSHIRE HILLS BANCORP, INC.
AVERAGE YIELDS (Fully Taxable Equivalent - Annualized) - (F-8)

	Quarters Ended
	June 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012

Earning assets
Loans:
Residential mortgages	4.19%	4.04%	4.00%	4.28%	4.58%
Commercial loans	4.93	5.24	5.29	4.85	5.00
Consumer loans	4.78	4.94	4.56	3.97	3.93
Total loans	4.67	4.75	4.73	4.62	4.75
Securities	3.00	3.04	3.17	3.02	3.30
Short-term investments and loans held for sale	2.02	1.83	2.86	2.15	0.63
Total earning assets	4.38	4.51	4.49	4.27	4.49

Funding liabilities
Deposits:
NOW	0.26	0.29	0.35	0.28	0.30
Money market	0.39	0.39	0.43	0.47	0.49
Savings	0.17	0.18	0.20	0.18	0.18
Time	1.23	1.23	1.31	1.48	1.44
Total interest-bearing deposits	0.62	0.63	0.70	0.78	0.78
Borrowings and debentures	2.47	3.43	2.80	1.70	2.14
Total interest-bearing liabilities	0.90	0.94	0.98	0.92	0.95

Net interest spread	3.48	3.57	3.51	3.35	3.54
Net interest margin	3.63	3.73	3.67	3.50	3.70

Cost of funds	0.77	0.81	0.84	0.80	0.82
Cost of deposits	0.52	0.53	0.59	0.66	0.66

(1) Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-9)

		At or for the Quarters Ended
(Dollars in thousands)		June 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012

Net income		$12,037	$10,465	$9,329	$10,029	$7,986
Adj: Gain on sale of securities, net		(1,005)		(1,435)	—	(7)
Adj: Other non-recurring gain		—	—	—	(1)	—
Plus: Non-recurring and merger related expense		775	5,064	7,497	2,214	4,085
Adj: Income taxes		93	(2,042)	(2,147)	(859)	(1,853)
Total core income	(A)	$11,900	$13,487	$13,244	$11,383	$10,211

Total non-interest income		$15,606	$14,798	$17,653	$14,313	$12,288
Adj: Gain on sale of securities, net		(1,005)		(1,435)	—	(7)
Adj: Other non-recurring gain		—	—	—	(1)	—
Total core non-interest income		14,601	14,798	16,218	14,312	12,281
Net interest income		41,104	41,937	41,965	35,225	35,053
Total core revenue		$55,705	$56,735	$58,183	$49,537	$47,334

Total non-interest expense		$37,935	$39,483	$44,266	$32,162	$34,184

Less: Non-recurring and merger related expense		(775)	(5,064)	(7,497)	(2,214)	(4,085)
Core non-interest expense		37,160	34,419	36,769	29,948	30,099
Less: Amortization of intangible assets		(1,345)	(1,377)	(1,357)	(1,314)	(1,357)
Total core tangible non-interest expense		$35,815	$33,042	$35,412	$28,634	$28,742

(Dollars in millions, except per share data)

Total average assets	(B)	$5,199	$5,240	$5,203	$4,572	$4,352
Total average stockholders’ equity	(C)	668	666	637	583	573
Total stockholders’ equity, period-end		673	674	667	591	583
Less: Intangible assets, period-end		(272)	(273)	(274)	(239)	(240)
Total tangible stockholders’ equity, period-end	(D)	$401	$401	$393	$352	$343

Total shares outstanding, period-end (thousands)	(E)	25,096	25,254	25,148	22,213	22,169
Average diluted shares outstanding (thousands)	(F)	24,956	25,136	24,396	22,031	21,806

Core earnings per share, diluted	(A/F)	$0.48	$0.54	$0.54	$0.52	$0.47
Tangible book value per share, period-end	(D/E)	$15.96	$15.87	$15.63	$15.86	$15.49

Core return (annualized) on assets	(A/B)	0.92%	1.03%	1.02%	1.00%	0.94%
Core return (annualized) on equity	(A/C)	7.13	8.10	8.32	7.81	7.13
Efficiency ratio (1)		63.05	57.14	59.68	56.54	59.29

Supplementary data
Tax credit benefit of tax shelter investments		$458	$458	$483	$483	$505

(1)    Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)    Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)    Quarterly data may not sum to year-to-date data due to rounding.

BERKSHIRE HILLS BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-10)

		At or for the Six Months Ended
(Dollars in thousands)		June 30, 2013	June 30, 2012
Net income		$22,502	$13,830
Adj: Gain on sale of securities, net		(1,005)	(7)
Adj: Other non-recurring gain		—	(42)
Plus: Non-recurring and merger related expense		5,839	8,308
Adj: Income taxes		(1,949)	(3,108)
Adj: Net loss from discontinued operations		—	637
Total core income	(A)	$25,387	$19,618

Total non-interest income		$30,404	$22,166

Adj: Gain on sale of securities, net		(1,005)	(7)
Adj: Other non-recurring gain		—	(42)
Total core non-interest income		29,399	22,117
Net interest income		83,041	66,191
Total core revenue		$112,440	$88,308

Total non-interest expense		$77,418	$64,708
Less: Non-recurring and merger related expense		(5,839)	(8,308)
Core non-interest expense		71,579	56,400
Less: Amortization of intangible assets		(2,722)	(2,675)
Total core tangible non-interest expense		$68,857	$53,725

(Dollars in millions, except per share data)
Total average assets	(B)	$5,220	$4,352
Total average stockholders’ equity	(C)	$667	$573

Total stockholders’ equity, period-end		$673	$583
Less: Intangible assets, period-end		(272)	(240)
Total tangible stockholders’ equity, period-end	(D)	$401	$343

Total common shares outstanding, period-end (thousands)	(E)	25,096	22,169
Average diluted common shares outstanding (thousands)	(F)	25,049	21,434

Core earnings per common share, diluted	(A/F)	$1.01	$0.92
Tangible book value per common share, period-end	(D/E)	$15.96	$15.49

Core return (annualized) on assets	(A/B)	0.97%	1.02%
Core return (annualized) on equity	(A/C)	7.61	7.78
Efficiency ratio (1)		60.07	59.28

Supplementary data
Tax credit benefit of tax shelter investments		$917	$2,338

(1)    Efficiency ratio is computed by dividing total core tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2)    Ratios are annualized and based on average balance sheet amounts, where applicable.

(3)    Quarterly data may not sum to year-to-date data due to rounding.